Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
John Watson Named Chairman and CEO of Chevron Corporation
Dave O’Reilly to retire after 41 years of distinguished company service;
George Kirkland named vice chairman, retaining oversight of global upstream operations
     SAN RAMON, Calif. , Sept. 30, 2009 — The board of directors of Chevron Corporation (NYSE: CVX) today elected John S. Watson, 52, chairman of the board and chief executive officer of the company, effective Dec. 31, 2009. Watson, who is currently vice chairman, succeeds David J. O’Reilly, who will retire from the company and its board after a distinguished 41-year career, including 10 years as chairman and CEO.
     The Chevron board also elected George L. Kirkland, 59, to be vice chairman of the board, succeeding Watson in that capacity. As vice chairman and executive vice president of Upstream and Gas, Kirkland will retain responsibility for overseeing Chevron’s global exploration and production activities for crude oil and natural gas.
     “Chevron is well positioned to enter the next chapter of its history and John’s the right person to lead the company in the future,” said O’Reilly, 62. “I am enormously proud of what we have achieved in recent years, and John has played a pivotal role in many of our most significant achievements. Not only has John established himself as a proven leader, but his unique mix of corporate and operational experience combined with his strategic vision makes him ideally suited to be our next chairman and CEO.”
     Watson said, “I am truly honored to follow Dave as chairman and CEO of Chevron and to lead one of the strongest management teams in our industry. Under Dave’s leadership, we have built a project portfolio that is the envy of our industry, grown our profitability and moved our company to the forefront of our industry in safety and reliability. Dave will leave a lasting legacy as one of our industry’s most impressive and pragmatic leaders.”
     Watson has had a 29-year career with Chevron and was named vice chairman of the corporation on April 1, 2009. In his current role, he oversees a broad portfolio of responsibilities, including strategic planning; business development; policy, government and public affairs; major capital projects support; procurement; and corporate compliance.

     A native of California, Watson earned a bachelor’s degree in agricultural economics from the University of California at Davis in 1978 and a master’s degree in business administration from the University of Chicago in 1980.
     Watson joined Chevron in 1980 as a financial analyst. He held financial, analytical and supervisory positions before being elected president of Chevron Canada Ltd. in 1996. In 1998, he was elected a vice president of the corporation with responsibility for strategic planning and mergers and acquisitions. In 2000, he led the company’s integration effort following the Chevron-Texaco merger and then became the corporation’s chief financial officer.
     In 2005, Watson was elected president of Chevron International Exploration and Production with responsibility for the company’s exploration and production activities outside North America. In 2008, he was elected executive vice president for strategy and development. Watson is a director of the American Petroleum Institute.
     O’Reilly is widely credited with transforming Chevron into one of the world’s most formidable energy companies with an unwavering dedication to operational excellence and what he often referred to as “getting results the right way.”
     Since O’Reilly became CEO in 2000, the company has increased its production by more than 60 percent; established the best exploration record among its peers in the industry; advanced Chevron’s safety record to world-class levels; and been among the best of its peer companies in total shareholder return over this period. He also led two of the industry’s most significant and successful transactions — the 2001 merger with Texaco and the acquisition of Unocal in 2005.
     “Leading this company and its outstanding people for the past 10 years has been one of the greatest privileges of my life,” said O’Reilly. “I leave knowing that Chevron is in very capable hands and that its board and executive team will not miss a beat in moving the company forward to even greater accomplishments.”
     A native of Dublin, Ireland, O’Reilly joined the company as a process engineer in Chevron Research Co. in 1968 after earning his bachelor’s degree in chemical engineering from University College in Dublin. Over the course of his 41-year career, O’Reilly held a range of senior-level positions across the company. From November 1998 to January 2000, he served as vice chairman of the board, responsible for Chevron’s worldwide exploration and production and corporate human resources. He was elected chairman and chief executive officer on Jan. 1, 2000. In 2002, University College granted him an honorary doctor of science degree in recognition of his outstanding career.
     Kirkland has served in numerous upstream leadership positions inside and outside the United States over the course of his 35-year career with the company. He joined Chevron as a construction engineer in New Orleans in 1974 and moved to Caltex Pacific Indonesia in 1978. After returning to the United States and holding positions of increasing responsibility in Chevron operations, Kirkland became group manager of Upstream Technology for Chevron Research and Technology Co. in 1990.

     In 1992, Kirkland was appointed general manager of production for Chevron Nigeria Ltd. In 1996, he was named managing director for Chevron in Nigeria. He became president of the company’s North American Exploration and Production operations in 2001. He was later appointed corporate vice president and president of Chevron’s International Exploration and Production operations in 2002 and assumed his current position in January 2005.
     Editor’s Note: Biographies for Mr. O’Reilly, Mr. Watson and Mr. Kirkland, as well as photographs, are attached to this release.
     Chevron Corporation is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of approximately 62,000 employees who operate across the energy spectrum. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels and other renewables. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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     Contact:      Donald Campbell      —      925-842-2589